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                                                                  EXHIBIT 10.17



                         REAL ESTATE PURCHASE AGREEMENT

    THIS AGREEMENT is made in consideration of the mutual covenants, promises and agreements contained herein, by and between JOSEPH H. BALDIGA, CHAPTER 7 TRUSTEE OF ARROW AUTOMOTIVE INDUSTRIES, INC., Case No. 98-47636-HJB (Bankr. D. Mass.), having a business address of Mirick, O'Connell, DeMallie & Lougee, 100 Front Street, Worcester, MA 01608 ("Seller") and TELEX COMMUNICATIONS, INC., a Delaware corporation, having its principal place of business located at 9600 Aldrich Avenue South, Minneapolis, MN 55420 ("Purchaser"). The term "Bank" as used herein shall mean BANKBOSTON, N.A., the Debtor's mortgagee, having a business address of 100 Federal Street, Boston, MA 22110. The term "Debtor" as used herein shall mean Arrow Automotive Industries, Inc. The Bank is a signatory hereto solely because it holds a first mortgage lien on the Premises, as described below, pursuant to a certain recorded real estate mortgage dated December 29, 1993, as amended.
    It is hereby mutually agreed:
         1. SALE. Seller shall sell, and Purchaser shall purchase, subject to and upon the following terms and conditions, all of Debtor's right, title and interest in that certain real estate located at One Arrow Drive, Morrilton, Conway County, Arkansas 72110, as more particularly identified in the legal description attached hereto and incorporated herein as EXHIBIT "A" (the "Premises"), together with: (i) all of Debtor's right, title and interest in improvements located thereon; all of Debtor's right, title and interest in the furniture, fixtures and equipment located thereon and used in connection therewith (including without limitation all electrical, heating, lighting, plumbing and air conditioning equipment and fixtures); all easements, rights and privileges appurtenant thereto; (ii) transferable licenses, permits, authorizations, certificates of occupancy and other approvals with respect to the Property in effect as of the Closing Date; (iii) transferable warranties,


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plans and specifications, tests and studies, and development rights that exist as of the Closing Date relating to the Property; and (iv) all right, title and interest of Debtor in and to any land lying in the bed of any street, road, highway or avenue, open or closed, in front of, adjoining or any part of the Premises to the centerline thereof, including all right, title and interest of Seller in and to any award made or to be made from and after the Closing Date in lieu thereof for damage to the Premises or any part thereof by reason of any change or grade of any such street, road, highway or avenue (all of the foregoing are collectively referred to hereinafter as the "Property").
    At Closing, the final survey of the Premises, if any, also containing a metes and bounds description, to be obtained pursuant to Section 3 hereof shall be designated EXHIBIT "A-1" and substituted in place of EXHIBIT "A" hereto and become the description of the real property component of the Property.

         2. CONDITION OF PROPERTY; LIABILITY OF SELLER AND SELLER'S REPRESENTATIVES.

         (a) The property is being sold "As Is", "Where Is", and with all "Faults", without any representation and warranty whatsoever as to its physical condition, fitness for any particular purpose, merchantability, the extent of Debtor's or Seller's interest in the Property, or any other warranty, express or implied. Seller and Purchaser agree that Seller and Bank have only limited knowledge of the condition of the Property, and Seller and Bank do not make, and shall not be obligated to make, any representations or warranties of any kind, express or implied, with respect to the environmental status or condition of the Property, provided, however, that Bank represents that subsequent to entering into the loan transaction with Debtor it has not independently made or hired others to make an investigation into the structural or environmental condition of the Premises, nor has it operated the business of the Debtor, to wit, the remanufacturing of automotive parts.

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Purchaser is purchasing the Property based solely on Purchaser's independent investigations and inspections of the Property and not in reliance on any representations provided by Seller or Bank. as to the condition of the Property. Seller has made no agreement to alter, repair or improve the Property. In the event of a Closing hereunder, Purchaser waives any right whatsoever to rescind or reform this Agreement, otherwise waives any claims which it now or hereafter has or may have against Seller or Bank relating to the Property prior to the Closing Date and covenants not to sue Seller or Bank with respect to any matter arising from the past, present or future environmental conditions of the Property. The provisions of this section shall survive the Closing.

    (b) It is understood and agreed that, with respect to the Property being sold by Seller, Seller is acting solely in Seller's capacity as Chapter 7 Trustee of the Debtor. All of the obligations of Seller under or in connection with this Agreement are (i) obligations of Seller solely in the capacity in which he stands as a Chapter 7 Trustee of the Debtor, and (ii) chargeable solely to the assets of the subject bankruptcy estate and not to Seller personally. Seller in his legal or any other capacity shall have no personal liability or obligation whatsoever in connection with this Agreement, the transaction described in this Agreement, or any related document or agreement except in the case of intentional acts or gross negligence.

    (c) Seller and Purchaser acknowledge the existence of certain environmental conditions on the Property previously identified in that certain Phase II Environmental Site Assessment prepared at the direction of Debtor by Professional Services Industries, Inc., dated June 16, 1999, regarding certain "above-ground storage tanks" and the "liquid hazardous waste handling and storage area" identified therein, copies of which have been provided to the Arkansas Department of Pollution Control and Environmental Quality ("ADPCE") regarding their findings, as well as that

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certain limited subsurface assessment of the Property conducted in September
1998 by Clayton Environmental Consultants, Inc. With respect to the conditions and circumstances identified and described in the above-referenced reports, as well as any direction, response or action determined necessary by the ADPCE, Seller and Bank agree to reasonably cooperate with Purchaser's efforts to qualify for protection under the State of Arkansas Brownfields Act, provided however, that Seller and Bank shall not be required (i) to incur any out-of-pocket costs in doing so, other than costs normally incurred instant to the sale of industrial property, including without limitation, professionals' or attorneys' fees and expenses, or (ii) to perform any additional environmental testing or remediation. In the event Purchaser, in good faith and prior to the end of the Due Diligence Period as defined below (unless extended as provided herein), is not satisfied with the remediation or indemnification available or likely to become available to Purchaser under the Arkansas Brownfields Act or other similar or related programs of the State of Arkansas following the Closing, Purchaser shall have the right and option to terminate this transaction as set forth in Section 10(h) hereof.

    3. PURCHASE PRICE. The purchase price for the Property shall be One Million Eight Hundred Thousand and 00/100 Dollars ($1,800,000.00) which shall be paid in lawful money of the United States ("Purchase Price"), as follows:

    (a) Purchaser shall pay to Seller as earnest money, Ninety Thousand and 00/100 Dollars ($90,000.00) (the "Initial Deposit") upon the execution and delivery of this Agreement by Seller, to be held in an interest-bearing escrow account by Hart Corporation, Seller's broker ("Hart"). Hart shall acknowledge receipt of such sum and any additional sums by a separate letter to Purchaser, Seller and Bank and shall execute an escrow agreement reasonably satisfactory to Purchaser, Seller and Bank.

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                                       5

     (b) Upon the expiration of the period determined by Section 10(f) hereof without Purchaser's termination of this Agreement, Purchaser shall pay to Seller forthwith an additional sum of Ninety Thousand and 00/100 Dollars ($90,000.00) (the "Additional Deposit"), which, together with the Initial Deposit, shall thereupon become non-refundable to the benefit of Seller and shall be applicable to and credited against the Purchase Price at Closing. The term "Deposit" as used herein shall mean collectively the Initial Deposit and the Additional Deposit

    (c) Purchaser shall pay to Seller the balance of the Purchase Price due hereunder of One Million Six Hundred Twenty Thousand and 00/100 Dollars ($1,620,000.00), less adjustments and expenses provided for herein, in good funds, at the Closing, as defined below, by wire transfer or by certified check or bank check of a domestic bank reasonably satisfactory to Seller.

    (d) Purchaser shall pay (i) all of Purchaser's title insurance costs (including the premiums for an owner's policy if Purchaser chooses to obtain such insurance), (ii) recording fees in connection with the transfer of the title to the Property to Purchaser, (iii) the cost of any survey or other plan required or desired by Purchaser, (iv) the cost of any environmental or engineering studies, reports or the like required or desired by Purchaser, (v) Purchaser's counsel fees, and (vi) any other costs or transfer taxes customarily, or by law required to be, paid by a buyer for the purchase of real property in Arkansas. The Seller shall pay (i) Seller's counsel fees, (ii) Seller's costs as agreed to hereunder, and (iii) any other costs or transfer taxes customarily, or by law required to be, paid by a seller of real property in Arkansas.

    4.   TITLE DEED AND SURVEY.

    (a) The Property is to be conveyed by a good and sufficient Trustee's quitclaim deed running to Purchaser or to Purchaser's nominee, as


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designated in writing delivered by Purchaser to Seller at least three days prior to the Closing Date as defined below (provided that no consideration shall be paid to Purchaser for such designation and Purchaser shall be a principal owner, member, partner, or beneficiary of such nominee), and said deed shall convey a good and clear record and marketable title thereto, free from liens and encumbrances, except:

              (i)            provisions of existing building, zoning,
                   environmental, health and subdivision control laws, rules and regulations;

              (ii)           such taxes for the then current year as are not due
                   and payable on the date of the delivery of such deed;

              (iii)          any liens for municipal betterments existing or
                   hereafter assessed which may be payable in installments after the date of this Agreement;

              (iv)           easements, covenants and restrictions of record;
                   and

              (v)            any matter which an accurate survey or inspection
                   of the Property would reveal.

         (b) Within fifteen (15) days from the Effective Date hereof, Purchaser shall, at its option, use its best efforts to obtain a boundary survey of the Premises from a licensed surveyor reasonably acceptable to Purchaser's title insurance company referred to in Section 5 hereof and deliver copies thereof to Seller and Purchaser's title insurance company. If the survey shows the dimensions of the Property to be substantially smaller than as set forth on EXHIBIT "A"; or shows easements, encroachments or other conditions which adversely affect the Property, including any improvements, then Purchaser, within thirty (30) days from the Effective Date hereof, shall have the right upon notice to Seller and Bank (i) to terminate this Agreement, whereupon the Deposit and interest thereon, if


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                                       7

any, shall be refunded to Purchaser, or (ii) to close this transaction without reduction in the Purchase Price. If Purchaser does not object to the survey within the time specified above, Purchaser will be deemed to have waived all matters of survey.
         5. TITLE INSURANCE. Within fifteen (15) days from the Effective Date hereof, Purchaser shall, at its option, use its best efforts to obtain an owner's title insurance commitment to issue a title insurance policy (Form 1992 ALTA-B) insuring Purchaser's fee simple interest in the Property in the amount of the Purchase Price. The title insurance commitment will contain exceptions only for real estate taxes and assessments for the current fiscal year which are not yet due and payable, the matters set forth in Section 4(a)-(e) above, and any other exceptions Purchaser may approve in writing (the "Commitment"). If the Commitment contains exceptions not acceptable to Purchaser, then Purchaser shall so notify Seller and Bank of such exceptions within thirty (30) days of the Effective Date. Seller or Bank may elect to resolve or remove such exceptions within twenty (20) days of such notice. Purchaser shall also have the right to resolve or remove such exceptions at its expense, but there shall be no obligation of Purchaser to do so. If Seller and Bank are unwilling or unable to resolve or remove such exceptions to Purchaser's satisfaction either within the time specified or by obtaining a bankruptcy court order as contemplated by this Agreement, Purchaser shall have the right upon notice to Seller and Bank to terminate or close as set forth in Section 4 hereof. If Purchaser does not notify Seller of its objections within the time specified above, Purchaser will be deemed to have waived all objections to the status of title as shown in the Commitment other than objections which may be resolved or removed by Seller obtaining the bankruptcy court order identified above.
         6. BANKRUPTCY COURT APPROVAL. Seller, with the Bank's cooperation and assent, shall use his best efforts to seek and obtain


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                                       8

Bankruptcy Court approval to execute, deliver and perform under this Agreement pursuant to 11 U.S.C. ss.363, Fed. R. Bankr. P. 2002 and MLBR 6004-1 and 2002-5, inclusive of sending the appropriate notice of the proposed private sale of estate property on all required parties, and requesting that such notice provide no more than twenty (20) days from the date of service thereof for the filing of objections or any higher offer(s) to purchase the Property. In addition to the notice of sale provision, Seller, with the Bank's cooperation and assent, shall file with the Bankruptcy Court, and use his best efforts to seek approval for, a Motion for Authority to Sell the Property containing the following protections for Purchaser as offeror:
              (i) the notice of sale shall require that any counteroffer(s), to qualify at the sale, must be timely filed with the Court by a deadline to be established and must exceed the Purchase Price by at least $125,000,00; and
              (ii) in the event Purchaser is not the successful bidder for the
                   Property, irrespective of price, and the Property is sold to another entity unrelated to Purchaser, Purchaser shall be entitled to reimbursement of Purchaser's documented and reasonable expenses identified in Section 3(d) hereof incurred in connection with Purchaser's negotiations relating to and preparation to close this transaction and its due diligence investigations, all to a maximum payment of $125,000.00.
         7. ADJUSTMENTS. (a) Water and sewer use charges (in either case only if a lien on the Property), (b) fuel, if any, prepaid by Seller or Debtor, (c) cost of utilities (if a lien on the Property), and (d) real estate taxes and other municipal charges and betterments shall be apportioned as of the Closing Date and the net amount thereof shall be added to or deducted from, as the case may be, the Purchase Price payable by Purchaser at the Closing.

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                                       9

    If the amount of said taxes is not known on the Closing Date, they shall be apportioned on the basis of the taxes assessed for the preceding fiscal year, with a reapportionment as soon as the new tax rate and valuation can be ascertained; and, if the taxes which are to be apportioned shall thereafter be reduced by abatement, the amount of such abatement, less the reasonable cost of obtaining the same, shall be apportioned between the parties, provided that neither party shall be obligated to institute or prosecute proceedings for an abatement. Seller has the right to seek an abatement and Purchaser agrees to cooperate with Seller in prosecuting the abatement application. Any abatement received for the Property for the period prior to the Closing Date shall belong to Seller and if such abatement is applied to real estate taxes payable by Purchaser or if such abatement is paid to Purchaser as the then owner of the Property, Purchaser shall pay to Seller the amount of such abatement. The provisions of this section shall survive the Closing Date.
    8. BROKER AND COMMISSION. Seller warrants to Purchaser that he has no knowledge of any brokers/agents authorized to be employed by Seller and entitled to any commission in connection with the sale contemplated hereby other than Hart Corporation and its affiliate. Purchaser warrants to Seller and Bank that it has no knowledge of any brokers/agents authorized to be engaged by Purchaser other than The Formarc Company, Inc., and its affiliate Casey F. Griffin.
    9.   CLOSING.
    (a) The Closing (or as the case may be "Closing Date") of the purchase and sale contemplated herein shall occur at the offices of Seller, or such other time and place as shall be mutually agreed upon, on or before fifteen (15) days following the later to occur of:
         (i) the termination of the Due Diligence Period or any due diligence extension described in Section 10(f) hereof; and

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                                       10

         (ii) the entry of an order by the Bankruptcy Court in the Chapter 7 case of Arrow Automotive Industries, Inc. approving the sale of the Property to Purchaser.
     (b) For a pre-closing procedure, at least two (2) days prior to the Closing Date, Seller will deliver to Purchaser copies of the documents identified and described in subpart (c) below. The original of said documents shall be delivered to Purchaser at the Closing.
     (c) At the Closing Seller shall deliver to Purchaser the following:
         (i) A fully executed deed, as described above, conveying Debtor's right, title and interest in and to the Property in recordable form;
         (ii) Subject to it being in form and content reasonably satisfactory to Seller and Purchaser's title insurance company, and subject to the reasonable cooperation of Bank insofar as it has knowledge of the activities, if any, of parties supplying goods and services to the Premises during the relevant period, an affidavit enabling Purchaser's title insurance company to issue its final title insurance policy without exceptions for mechanic's or materialmen's liens;
         (iii)A bill of sale conveying Debtor's right, title and interest in and to the personal property, if any, located on the Premises;
         (iv) To the extent actually known and available to Seller, an assignment of all the Debtor's interest in warranties and guaranties from contractors, subcontractors, suppliers, manufacturers or distributors, if any, relating to the construction or maintenance of the improvements or fixtures located or used in connection with the Property;
         (v) A certified copy of the order of the Bankruptcy Court approving this Agreement (with such modifications as

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                                       11

              Purchaser shall have agreed to) and authorizing the conveyance of the Property to Purchaser subject thereto; and

         (vi) An affidavit with respect to compliance with the Foreign Investment and Real Property Tax Act (Internal Revenue Code
              Section 1445, as amended, and any regulations issued thereunder).
    10.  CONDITIONS TO CLOSING.
    The Purchaser's obligation to close is contingent upon and subject to the satisfaction on, and as of, the Closing Date, of each of the following conditions (any of which may be waived in whole or in part in writing by Purchaser on or prior to the Closing):
    (a) Except as may be otherwise expressly provided for in Sections 4 or 5, or on the Survey, there shall be no zoning laws, setback requirements, deed restrictions, ordinances, regulations, leases, easements, rights or other legal requirements, deficiency in or lack of access, ingress or egress to, drainage or other difficulties, which prohibit or materially impair the full use of the Property by Purchaser for reasonable industrial purposes;
    (b) The Property as of the Closing Date shall be in substantially the same condition as it is on the Effective Date, as defined below, reasonable wear and tear excepted;
    (c) Purchaser shall have applied to the Arkansas Department of Environmental Quality for, and the Premises and Purchaser, upon acceptance of the conveyance of title to the Premises contemplated herein, shall be approved to receive a Closure Letter stating that (i) no remediation of an existing environmental condition on the Premises shall be required and (ii) the Premises shall be eligible and approved for designation under the Brownfields Program of the State of Arkansas, to receive statutory and regulatory protections and benefits thereunder based upon the Closure Letter and the environmental condition of the Premises as of the Closing Date.

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                                       12

Purchaser shall have diligently executed all petitions, submitted all requested information in its possession, custody or control, and done all other reasonable acts necessary to obtain the Closure Letter and Brownfields Program participation from the Arkansas Department of Environmental Quality;
    (d) Purchaser shall have applied for and shall reasonably anticipate being able to obtain, all licenses, zoning or zoning changes, variances, special use permits, building or other permits necessary and material for its reasonable industrial use of the Property. In the event any of the foregoing are necessary to Purchaser's use of the Property, Purchaser shall diligently execute all petitions, attend all hearings and do all other reasonable acts necessary to obtain all such permits, and Seller agrees to cooperate with Purchaser in all such acts, provided, however, that Purchaser shall bear all expenses incidental thereto;
    (e) There shall be no adverse change in the status of title from that shown in the title insurance commitment as approved by Purchaser;

    (f) From and after the effective date of this Agreement, which shall be the date on which Seller executes and delivers the same to Purchaser by facsimile or otherwise (the "Effective Date"), and for a period not to exceed sixty (60) days thereafter (the "Due Diligence Period"), Purchaser shall be permitted to conduct:
        (i) Physical inspections of the interior and exterior of any buildings and any improvements upon the Premises accompanied by such experts or such other persons as Purchaser shall deem appropriate or necessary; and
       (ii) Building and/or site inspections, including environmental surveys and reports, to determine whether, or to what extent, the Premises is in compliance with federal, state and local environmental statutes. Any subsurface investigation shall only be conducted by or on behalf of Purchaser, after the parties enter into a mutually satisfactory site access agreement, which shall identify the engineers to be involved (who shall have adequate insurance, as identified below, and be reasonably acceptable to Seller and Bank for the scope of the work) and the known scope of the work, and upon at least three (3) days prior notice to Seller and Bank, with Seller and/or Bank, or their respective representatives, having the right to be present, which right shall not unreasonably interfere with Purchaser's or its agent's conduct of its due diligence investigation. Purchaser shall provide Seller and Bank with a copy of all such due diligence reports it receives. Purchaser shall use its best efforts to repair and/or restore to the pre-investigation condition any damage or alteration to the Property arising or resulting from the conduct of such due diligence investigation, including, without limitation, building inspections and environmental testing. Purchaser shall indemnify and hold Seller and Bank harmless from any damages, loss, costs or expenses, including reasonable legal fees, to any persons or property, including the Property, arising or resulting from the conduct of such due diligence investigation.
Seller and Purchaser may agree to extend the Due Diligence Period for up to an additional thirty (30) days in the event an extension is necessary or advisable in connection with Purchaser's negotiations with the State of Arkansas to complete the necessary investigations to qualify for protection under the Arkansas Brownfields Act as referenced in Section 2(c) above (the "Due Diligence Extension"). The Due Diligence Extension shall be solely


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                                       14

with respect to the Arkansas Brownfields Act and Purchaser will be deemed to have approved all other due diligence, title and survey matters.
    (g) Seller shall provide to Purchaser within three (3) days after the signing of this Purchase and Sale Agreement, any information that has not already been provided to Purchaser regarding tests, reports and studies related to the Property, including without limitation, any written environmental reports dated within five (5) years, in Seller's or Bank's actual possession and control, without any duty on Seller or Bank of inquiring of third persons, including the Debtor. Purchaser acknowledges and agrees, however, that any and all such reports, inspections, plans or other information regarding the Property are delivered to it without warranty or representation of any name or nature. Upon the request of Purchaser, Seller and Bank agree to promptly provide to Purchaser or Purchaser's designee such releases and consents, or other similar authorizations, to release copies of any such written environmental reports in the possession or control of third parties, and to provide their reasonable cooperation to Purchaser to obtain access to any such reports hereafter, provided, however, that neither Bank nor Seller shall be under any obligation to bring legal action to compel the delivery of any such reports, including reports, if any, that may be in the possession of former officers, directors, employees, agents or attorneys of the Debtor.
    (h) In the event that the results of any such investigations or inspections indicate matters unsatisfactory to Purchaser, then Purchaser, if acting in good faith, shall have the right to terminate this Agreement by sending written notice thereof to Seller and Bank by certified mail to be delivered within three (3) days after the termination of the Due Diligence Period (as extended, if at all). Should no notice of termination be given by Purchaser to both Seller and Bank, Purchaser will be deemed to have waived all such due diligence matters, Purchaser shall pay the Additional Deposit,

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                                       15

and the Deposit shall become non-refundable and be credited toward the Purchase Price at Closing.
    (i) Following the Closing, Purchaser shall be able to take possession of the Property forthwith.
    (j) For purposes of this Section 10, Purchaser shall deliver to Seller and Bank satisfactory evidence that it maintains, and any independent contractors engaged by Purchaser to conduct such physical or environmental inspections or tests requiring entry onto the Property, maintains commercial general liability insurance coverage, including coverage for personal injury ($2,000,000) and property damage ($100,000), naming Seller and Bank as additional insureds.
     11.WARRANTIES. Seller represents to Purchaser that, to his best knowledge, information and belief:
    (a) No person, corporation, firm or entity other than Purchaser, as of the Effective Date, shall have any right, or option, to acquire the Property or be entitled to possession of all or any part thereof, other than as a counteroffer in connection with the Bankruptcy Court sale procedures described above; and
    (b) Except for Bank's foreclosure proceedings instituted with respect to the Property, neither Seller nor Bank is engaged in or threatened with any claim, controversy, legal action, arbitration, non-insured workman's compensation claim, governmental investigation or other proceeding whether or not before any court or administrative agency, any adverse determination of which might materially affect the Property as it is presently being used, and Seller is not in violation of any laws, judgments, orders, decrees, regulations, or rules of any court or governmental authority applicable to him or Debtor with respect to the Premises. Bank covenants that, while it reserves the right to continue foreclosure proceedings against Debtor, it will not cause the Premises to be sold during the term of this Agreement and will cooperate with the Seller in respect to his efforts to secure a Bankruptcy Court order authorizing the sale of the Property to the highest bidder free and clear of its mortgage lien with its rights to attach to the proceeds of sale subject to any agreements with the Seller heretofore or hereafter approved by the Bankruptcy Court.
    12.  DEFAULT AND TERMINATION.
    (a) In event that Purchaser defaults and Seller has not defaulted, the Bank shall be entitled to receive the Deposit and interest earned thereon, if any, as agreed upon liquidated damages, and the parties shall be relieved from any further liability hereunder.
    (b) In the event Seller defaults and Purchaser has not defaulted, Purchaser shall be entitled to compel Seller to convey the Property by a suit for specific performance and to recover all costs incidental to such suit, including reasonable attorney's fees.
    (c) As an alternative to 12(b) above, in the event Purchaser has not defaulted and any one or more of the following events occurs, Purchaser shall be entitled to declare this Agreement terminated by giving notice to Bank and Seller and upon such declaration and notice Purchaser shall be entitled to receive the Deposit and interest earned thereon, if any, and the parties shall be relieved from any further liability hereunder:
         (i) At the Closing, Seller shall materially fail to fulfill all of his obligations hereunder;
         (ii) Purchaser shall not have become the successful bidder at the bankruptcy sale contemplated herein; and
         (iii) Purchaser elects to terminate this Agreement pursuant to either Sections 2(c),4(b), 5, 10(h) or 13 hereof.
    (d) In the event that Seller has been unable to obtain a Bankruptcy Court order approving the sale, which order shall not be stayed pending an appeal, if any, on or before the later of March 31, 2000 or ten days following the end of any Due Diligence Period or Extension, then either Seller, Bank or Purchaser shall be entitled to declare this Agreement terminated by giving notice to Bank and Seller and upon such declaration Purchaser shall be entitled to receive the Deposit and interest earned thereon, if any, and the parties shall be relieved from any further liability hereunder. Nothing in this Section 12 shall limit Purchaser's right to receive its break-up fees and expenses to the extent required by Section 6 hereof and if otherwise approved by the Bankruptcy Court.
    13. RISK OF LOSS. Bank shall maintain in full force and effect all casualty insurance policies currently covering the Property until midnight on the last day of Closing. The risk of loss or damage to the Property from fire, flood, windstorm or other insured casualty until delivery of the deed contemplated hereby is assumed by Seller and Bank. Risk of loss or damage to the Property upon and after delivery of the deed is assumed by Purchaser. If, before the Closing, any condemnation (taking by eminent domain) proceeding is or has been commenced with respect to the Property or any casualty results in material damage to the Property or improvements thereon, Purchaser shall have the option of either terminating this Agreement or of completing the purchase contemplated herein. In event Purchaser shall elect to terminate this Agreement, Purchaser shall be entitled to the return of the Deposit and interest earned thereon, if any, and the parties shall be relieved from any further liability hereunder. If, however, Purchaser shall elect to complete this transaction, there shall be no reduction in the Purchase Price and Purchaser shall be entitled, in the case of fire or other casualty, to receive at Closing an assignment of all insurance proceeds, or in the case of condemnation effective after the Closing, to receive the entire award for the Premises or the portion thereof so taken. Seller, in such event, shall execute and deliver to Purchaser at the Closing all proper instruments for the assignment and collection of such proceeds and awards.

    14. BINDING EFFECT. This Agreement shall be binding upon all of the parties hereto and their respective successors and assigns.
    15. ENTIRE AGREEMENT. This Agreement and its Exhibits constitute the entire agreement of the parties except for the letter in Section 2 regarding receipt of the Deposit, and no other statement or representation shall be considered a part of this Agreement, or binding upon the parties, unless the same shall be contained herein.
    16. NOTICES. Any notice, request, demand, instruction or other communication hereunder shall be in writing and shall be deemed to have been duly given if delivered in person or sent by first class, registered or certified mail, postage fully prepaid, or by a nationally recognized overnight carrier, or by facsimile (which term shall be deemed to include telex or telecopy), addressed as follows:

    To Seller:

    Joseph H. Baldiga, Esq.
    Chapter 7 Trustee
    Mirick, O'Connell, DeMallie & Lougee, LLP
    100 Front Street
    Worcester, MA 01608
    (Fax: (508) 791-8502)

    To Bank:

    BankBoston, N.A.                             With a copy to:
    100 Federal Street
    Boston, MA 02110                             Guy B. Moss, Esq.
    Attn:  Dana R. DiMartinis                    Bingham Dana LLP
    (Fax: (617) 434-4775)                        150 Federal Street
                                                 Boston, MA 02110-1726
                                                 (Fax: (617) 951-8736)

    To Purchaser:                                With a copy to:

    Telex Communications, Inc.                   George R. Arrants, Jr., Esq.
    9600 Aldrich Avenue, South                   Wimberly Lawson & Seale, PLLC
    Minneapolis, MN 55420                        Suite 601, NationsBank Center
    Attn: Roger Gaines                           550 Main Avenue
                                                 P. O. Box 2231
                                                 Knoxville, TN 37901-2231
                                                 (Fax: (865) 546-1001)

The addresses for the purpose of this paragraph may be changed by giving notice as provided herein. Notice shall also be deemed to have been given upon receipt of actual knowledge by any means of the information contained in said notice.
    17.  TIME IS OF THE ESSENCE. Time is of the essence of this Agreement.
    18. COUNTERPARTS. This Agreement may be executed in any number of counterparts, any one or all of which shall constitute the agreement of the parties.
    19. CAPTIONS. The captions contained herein are for purposes of identification and convenience only and shall not be considered in construing this Agreement.
    20. GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the State of Arkansas.
    21. OFFER AND ACCEPTANCE. This Agreement has been executed first by Purchaser and shall be deemed to be a continuing offer by Purchaser to purchase until February 4, 2000, at 7:00 p.m., Minneapolis, Minnesota time. Seller may accept this offer only by executing this Agreement without any alteration whatsoever and returning it to Purchaser or to Purchaser's counsel (including return of a copy by facsimile transmission if followed up by regular mail) prior to any revocation by Purchaser by said date and time. If an executed and unaltered acceptance hereof is not actually received by Purchaser by said date and time (or if a facsimile transmission is not so received and thereafter the original not received within a reasonable time), said offer shall be deemed withdrawn and revoked.
    IN WITNESS WHEREOF each of the parties hereto has signed this Agreement on the date shown to the right of their respective signatures. This Agreement shall, for all purposes, be deemed to be fully executed on the latest of the dates of execution shown below.

PURCHASER:                                  SELLER:

TELEX COMMUNICATIONS, INC.                  JOSEPH H. BALDIGA, ESQ.,
                                            TRUSTEE OF ARROW AUTOMOTIVE
                                            INDUSTRIES, INC.

BY:                                         BY:
    -------------------------                    -------------------------
         ROGER GAINES                                JOSEPH H. BALDIGA,
                                                     CHAPTER 7 TRUSTEE
ITS:
    -------------------------
DATE:               TIME:         .M.       DATE               TIME:         .M.
     ---------------     ---------              ---------------     ---------


BANKBOSTON, N.A., A NATIONAL BANK

BY:
    -------------------------
ITS:
    -------------------------
DATE:               TIME:          .M
     ---------------     ----------
hereby assents and agrees to receive the benefits of this Agreement and to be bound by Sections 2(a),2(c), 9(c)(ii), 10(f), 10(g), 11(b), 12(a) and 13 hereof.

                                   EXHIBIT "A"
                           PROPERTY LEGAL DESCRIPTION

                           ARROW PROPERTY DESCRIPTION

TRACT 1: A tract of land situated in the NW 1/4 SW 1/4 and the NE 1/4 SW 1/4 and the SE 1/4 SW1/4 of Section 7, T6N, R16W, Conway County, Arkansas and more particularly described as follows: Beginning at the Southeast corner of the NW 1/4 SW 1/4 , Section 7 and run thence North 88 degrees 39 minutes 00 seconds West along the South line of said NW 1/4 SW 1/4 a distance of 660.0 feet to a point; thence North 4 degrees 56 minutes 40 seconds East a distance of 998.78 feet to the South right of way line of Interstate #40; thence South 65 degrees 19 minutes 20 seconds East along said right of way line a distance of 374.95 feet) to point; thence South 62 degrees 35 minutes 00 seconds East along said right of way line a distance of 498.34 feet to a point; thence South 55 degrees 58 minutes 00 seconds East along said right of way line a distance of 303.81 feet to a point; thence South 48 degrees 37 minutes 20 seconds East along said right of way a distance of 326.45 feet to a point; thence South 33 degrees 35 minutes 20 seconds East along said right of way line a distance of 261.80 feet to a point; thence South 45 degrees 47 minutes 20 seconds East along said right of way line a distance of 184.97 feet to a point; thence South 1 degree 27 minutes 20 seconds West a distance of 308.53 feet to a point; thence North 88 degrees 44 minutes 20 seconds West a distance of 986.09 feet, to a point; thence North 1 degee 27 minutes 40 seconds East along the West line of said SE 1/4 SW 1/4 a distance of 395.0 feet to the point of beginning.

TRACT 2: Situated in Section 7, T6N, R16W, commencing at the Southwest corner of the NW 1/4 SW 1/4 in a county road; thence North along said road 9.5 feet measured North 1 degree 09 minutes 53 seconds East 8.40 feet) to the point of beginning; thence North along said raod 1284.65 feet to the South right of way line of I-40 Highway; thence along said South right of way line South 70 degrees 45 minutes 30 seconds East 361.48 feet); thence continue along the right of way line South 66 degrees 50 minutes East 428.19 feet; thence South 3 degrees 33 minutes 30 seconds West 1003 feet to a point in an old existence fence, said point being 5.58 feet South of the Southwest corner of Arrow Automotive Industries present property; thence West 672.35 feet along the Old existing fence to the point of beginning.

less and except the following described property:

Part of the Northeast Quarter of the Southwest Quarter (PT. NE 1/4 SW 1/4) (6.66 acres) and Part of the Southeast Quarter of the Southwest Quarter (PT. SE 1/4 SW 1/4) (8.11 acres), All lying in Section 7, T-6-N, R-6-W, Conway County, Arkansas and being more particularly described as follows:

Commencing at the Southwest Corner (SW Cor.) of the NE 1/4 SW 1/4 of said
Section 7 and run thence South 88 degrees 44 minutes 36 seconds East along the South line of the said NE 1/4 SW 1/4 for 60.00' feet to the Point of Beginning (P.O.B.); Thence running North 51 degrees 30 minutes 47 seconds East for 88.73' feet to a Fence Corner; Thence run North 00 degrees 09 minutes 26 seconds East for 153.43' feet to a point; Thence run North 24 degrees 49 minutes 04 seconds East for 49.22' feet to a point; Thence run North 01 degrees 15 minutes 46 seconds East for 397.36' feet to a point on the Southerly Right of Way line Interstate #40; Thence running along said Right of Way line the following Bearings and Distances: South 62 degrees 35 minutes 00 seconds East for 54.28' feet; Thence South 56 degrees 04 minutes 25 seconds East for 303.63' feet; Thence South 48 degrees 43 minutes 40 seconds East for 326.29' feet; Thence South 34 degrees 04 minutes 12 seconds East for 261.14' feet; Thence South 45 degrees 49 minutes 50 seconds East for 184.93' feet to a point; Thence leaving said Southerly Right of Way line run South 00 degrees 56 minutes 02 seconds West for 301.91' feet to a point on the Northerly Right of Way line of Arkansas State Highway #95 "Spur"; Thence run along said Northerly Right of Way line North 88 degrees 23 minutes 49 seconds West for 880.04' feet; Thence run along a curve in said Right of Way line a Chord Bearing and Distance of North 42 degrees 07 minutes 01 seconds West for 97.53' feet to a point; Thence running along the Easterly right of Way line, of said Highway #95 "Spur" the following Bearings and Distances: North 06 degrees 27 minutes 28 seconds East for 108.94' feet; Thence North 07 degrees 00 minutes 26 seconds East for 98.68' feet; Thence North 01 degrees 11 minutes 28 seconds East for 103.02' feet to the Point of Beginning (P.O.B.), containing 14.77 acres and is subject to all assessments, Public or Private which may exist thereon.

                                  EXHIBIT "A-1"
                                     SURVEY



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